Executive Incentive Plan Effective Date: January 1, 2023

Effective Date January 1, 2023 Executive Incentive Plan TABLE OF CONTENTS I. Purpose........................................................................................................... 1 II. Eligibility ......................................................................................................... 1  III. Plan Design ..................................................................................................... 1  IV. Administration of the Plan .................................................................................. 6  V. Miscellaneous Provisions .................................................................................... 6  VI. Definitions ....................................................................................................... 7 Exhibit 1 2023 Goals Framework Exhibit 2 Deferred Award Payout Determination

Effective Date January 1, 2023 1 Executive Incentive Plan I. PURPOSE The Federal Home Loan Bank of Des Moines (“Bank”) strives to attract, retain and motivate executives of the Bank, and to focus its executives’ efforts on fulfilling the Bank’s mission and vision within a safe and sound framework and in a manner consistent with the Bank’s shared values. This 2023 Executive Incentive Plan (“Plan”) is designed to compensate Bank executives in a manner that recognizes achievement of Bank-wide goals that are aligned with the Bank’s Strategic Business Plan (“SBP”) and provides incentive awards that when combined with base salaries provide a competitive total direct compensation to executives. The Plan is effective for the calendar year beginning January 1, 2023. Awards earned during the Performance Period under the Plan (“Plan Awards”) fall into two separate subcategories: “Annual Awards” and “Deferred Awards.” (See Section VI., Definitions, for a description of these terms). The Plan shall remain in effect until the Human Resources and Compensation Committee (“HRC”) of the Board of Directors (“Board”) terminates, replaces or amends the Plan. II. ELIGIBILITY All regular full-time senior leaders in Tiers 1-3 including the President and CEO are eligible to participate in the Plan, with the exception of the Internal Audit Department officers who may be eligible to participate in a separate incentive plan as approved by the Board’s Audit Committee. Temporary employees, interns or independent contractors are not eligible to participate in the Plan. III. PLAN DESIGN The Plan includes: ● Bank-wide business performance goals aligned with the Bank’s SBP. These will be quantitative goals tied to the Bank’s business and mission activities, including members, operational risk management, corporate governance, finance and diversity, equity and inclusion. Each calendar year the HRC shall establish one or more Bank-wide performance goals, consistent with the SBP in effect during the Performance Period. Each goal will be weighted, and shall have a threshold, target, and maximum level of performance, as appropriate. Recognizing that circumstances and priorities may change, management may submit to the HRC recommended revisions to Bank-wide performance goals. The HRC will evaluate the submission and determine whether the Bank-wide performance goals should be amended.

Executive Incentive Plan

Bank-wide performance goal achievement levels that discretely fall in between threshold, target and maximum performance levels will be interpolated, unless otherwise directed in the design of a particular performance goal.

The following chart provides the threshold, target and maximum Plan Award percentage payout opportunities for executives in the Bank, and associated weights for Bank-wide and individual performance goals. The chart also provides the portion of each Plan Award that is a Deferred Award.

Classification	2023 Threshold / Target/ Max Plan Award as a % of Base Salary	Bank-wide Performance Goal % of Total Plan Award	Individual Performance % of Total Plan Award	% of 2023 Plan Award Paid Annually	% of 2023 Plan Award Deferred
Tier 1	50.0 / 85.0 / 100.0	100%	0%	50%	50%
Tier 2	30.0 / 50.0 / 70; or 40.0 / 60.0 / 80.0	100%	0%	50%	50%
Tier 3	20.0 / 40.0 / 60.0; or 30.0 / 50.0 / 70.0	100%	0%	50%	50%

The actual threshold, target, and maximum achievement levels for the Bank-wide performance goals in the Plan are presented in Exhibit 1 (attached).

Bank-wide performance goals for the President and CEO, Executive Team and senior leaders are weighted at 100% based on the Bank-wide goals in Exhibit 1.

As noted above, for executives in the Plan, a portion of the Plan Award will be paid as an Annual Award in the year following the Performance Period and as a Deferred Award at the end of the Deferral Period. The Deferred Award is designed to ensure that executives do not take short-term measures in 2023 to secure incentive compensation that could be detrimental to the long-term value of the Bank. This will

Effective Date January 1, 2023 2

Effective Date January 1, 2023 3 Executive Incentive Plan ensure that executives continue to operate the Bank in a profitable and prudent manner for the long-term value of its members. For the 2023 Performance Period, the 2023 Deferred Award is to be paid in 2027. The Deferred Award earned during the Performance Period will be impacted by safety and soundness measures. See Exhibit 2 (attached) for more information on the final determination of the Deferred Award. Bank-wide Performance Goals As a cooperative, the Bank needs to satisfy the expectations of members as both shareholders and customers. Fulfilling that cooperative mission must be done in a prudent manner so as to preserve the par value of capital stock, which is the rationale for including operational risk management and corporate governance measures among the Bank’s performance goals. Given the environment in which the Bank operates, the Board will periodically review achievement on the incentive goals and the HRC may consider changes to the goals as appropriate and subject to the review and non-objection of the FHFA. Structural changes in the financial services sector driven by factors largely outside the Bank’s control (such as legislative changes) may necessitate wholesale changes in how the Bank’s executives are rewarded. The threshold, target, and maximum achievements levels for the Bank-wide performance goals listed in the attached Exhibit 1 are calibrated based on results from previous years and projections in the Bank’s SBP. Payout Determination Annual and Deferred Awards earned during the Performance Period are payable in 2023 and 2027, respectively, and are subject to HRC approval. Notwithstanding the formulaic computations of the Plan payouts based on incentive goal achievement levels, actual payouts under the Plan are subject to the HRC’s review and approval and are made at the HRC’s discretion subject to prior review and non-objection by the Federal Housing Finance Agency (“FHFA”) for the Bank’s Named Executive Officers (“NEOs”). The HRC may consider a variety of objective and subjective factors to decide on the appropriate payouts including but not limited to: (i) operational errors or omissions that result in material revisions to the financial results, information submitted to the FHFA or data used to determine incentive payouts; (ii) untimely submission of information to the Securities and Exchange Commission (“SEC”), Office of Finance (“OF”), or the FHFA; (iii) failure to make sufficient progress, as determined by the FHFA, in the timely remediation of examination, monitoring, and other supervisory findings and matters requiring attention; or (iv) failure to make sufficient progress in improving FHFA examination ratings.

Effective Date January 1, 2023 4 Executive Incentive Plan The HRC shall consider the relevant facts and circumstances and reduce incentive awards commensurate with the materiality of the exception relative to the Bank’s overall financial and operational performance and financial reporting responsibilities. A participant may not be eligible to receive part or all of any Plan Award payouts if in the event of, but not limited to, the following:  a participant’s failure to achieve a “meets expectations” or higher evaluation of overall job performance during a Performance Period;  a participant becomes subject to disciplinary action or probationary status at the scheduled time of a Plan Award payout; or  a participant’s failure to comply with regulatory requirements or standards, internal control standards, the standards of his or her profession, any internal Bank standard, or failure to perform responsibilities assigned under the Bank’s SBP. As soon as feasible after the conclusion of each Performance Period, the HRC shall review the Bank’s performance against its Bank-wide performance goals, and if appropriate, shall approve the payout, if any. As soon as feasible after conclusion of each Performance Period, the responsible officer will determine the achievement and performance levels of individual and/or team goals for Vice Presidents. The Executive Team of the Bank will review, approve and submit to Human Resources the Plan Awards for their areas of responsibility. The Executive Team and Human Resources will together calibrate performance and the individual and/or team payouts across the Bank. Human Resources, after considering each participant’s performance against individual’s goals, shall recommend to the HRC the payout levels for approval. Plan Awards are determined based on the participant’s actual eligible earnings at the end of the plan year and shall not exceed the participant’s annual base salary. Eligible earnings excludes any bonus, incentive compensation, severance payments, or long-term disability insurance payments paid in the current year. In the event a participant receives a raise during a calendar year, the participant’s compensation for the year will reflect the actual wages paid to the participant for the year and shall not exceed the participant’s annual base salary. A participant who has a hire date prior to the beginning of the Performance Period is eligible to receive a full Plan Award. A participant who has a hire date after the beginning of the Performance Period is eligible to receive a prorated Plan Award based on the executive’s eligible earnings earned during the Plan Year and not to exceed the executive’s annual base salary. A participant hired on or after October 1 of the Performance Period is not eligible to receive a Plan Award for the Performance Period in which they were hired. Unless otherwise directed by the HRC, Plan Award payouts shall be made in a lump sum through regular payroll distribution, typically within 75 days after the end of the Performance Period (in the case of an Annual Award) or Deferral Period (in the case of the Deferred Award), but in any event by the end of the calendar year following the Performance Period or Deferral Period, as applicable, for which payout approval

Effective Date January 1, 2023 5 Executive Incentive Plan has been received. Appropriate provisions shall be made for any taxes that the Bank determines are required to be withheld from any payment under applicable laws or other regulations of any governmental authority, whether federal, state or local. Executives whose employment ends before any Plan Award payout will not be eligible for award payouts under the Plan unless otherwise provided for herein or in any Executive Employment Agreement. The HRC has the sole discretion to determine whether a payout is made to the participant, and the amount of any such payout. Executives whose termination occurs as the result of death or disability shall be eligible to receive a prorated Plan Award for the Performance Period in which the termination occurs in an amount based upon the executive’s eligible earnings earned during the Plan Year. The prorated Plan Award for the Performance Period will be determined based upon actual achievement levels for Bank-wide performance goals and Target achievement levels for individual and/or team goals, and will not be subject to the deferred goals and modifier. Such executives will also be eligible to receive Deferred Awards earned but not yet approved for payout from periods occurring prior to the Performance Period. All payouts of Deferred Awards from prior periods will be based on actual achievement levels attained during such periods, and will not be subject to the achievement of the deferred goals and modifier. All awards will be payable in a single lump sum typically within 75 days, but in any event by the end of the calendar year, following the end of the Performance Period that the death or disability occurred. Executives whose termination occurs as the result of a Retirement or Reduction in Force are eligible to receive a prorated Plan Award for the Performance Period in which the termination occurs in an amount based upon the executive’s eligible earnings earned during the Plan Year unless otherwise provided for herein or in any Executive Employment Agreement. The prorated Plan Award will be determined based upon actual achievement levels for Bank-wide and individuals performance goals. Such executives will also be eligible to receive Deferred Awards earned but not yet approved for payout from periods occurring prior to the Performance Period. The amount of payouts on Deferred Awards from prior periods, as well as any portion of the prorated Plan Award that constitutes Deferred Awards, will be determined in accordance with the terms of the Plan unless otherwise provided for herein or in any Executive Employment Agreement. All payments will be made typically within 75 days, but in any event by the end of the calendar year, following the Performance Period or Deferral Period, as applicable. An executive who is promoted or demoted during a Performance Period may receive a prorated Plan Award based on the actual time in each position during the Performance Period. All payments will be made typically within 75 days, but in any event by the end of the calendar year, following the Performance Period or Deferral Period, as applicable. An executive who receives an Annual Award under the Plan may defer the payment of the Annual Award by executing a timely deferral election under the BEP as long as they meet the eligibility requirements to participate in the BEP. Any election to defer

Effective Date January 1, 2023 6 Executive Incentive Plan the payment of an Annual Award must be made in compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and Treasury regulations relating thereto (“Section 409A”), and the BEP. No election to defer the payment of an Annual Award shall become effective until twelve (12) months after the deferral election is made, and the payment of the Annual Award must be deferred for a period of at least five (5) years beyond the date such Annual Award would otherwise have been paid. In the event an executive is considered a Specified Employee, payment of benefits under this Plan shall not commence until six months following the executive’s separation from service as defined under Section 409A. IV. ADMINISTRATION OF THE PLAN The Bank’s Board of Directors is ultimately responsible for the Plan, including its amendment, replacement or termination. The HRC has the full power and authority of the Board to construe, interpret and administer the Plan. Any decision arising out of or in connection with the construction, interpretation or administration of the Plan lies within the HRC’s absolute discretion and is binding on all parties. The HRC shall:  Approve Bank-wide performance goals.  Approve the range of potential payout opportunities for Plan participants.  After the end of a Performance Period, approve any Annual Awards.  After the end of the Deferral Period, approve any Deferred Awards for qualifying eligible officers.  Render any decisions necessary with regard to the interpretation of the Plan. Day-to-day administration of the Plan is delegated to those in the Bank responsible for Human Resources functions. V. MISCELLANEOUS PROVISIONS The Plan, in whole or in part, may at any time or from time to time be amended, suspended or reinstated and may at any time be terminated by the HRC. No amendment, suspension or termination of the Plan shall, without the consent of the participants, affect the rights of the participants to any payout previously approved by the HRC. No participant has the right to alienate, assign, encumber, or pledge his or her interest in any payout under the Plan, voluntarily or involuntarily, and any attempt to do so is void. This document is a complete statement of the Plan and supersedes all prior plans, representations and proposals written or oral relating to its subject matter. The Bank is not bound by or liable to any participant for any representation, promise or inducement made by any person which is not expressed in this document.

Effective Date January 1, 2023 7 Executive Incentive Plan This Plan shall not be considered a contract of employment and nothing in the Plan shall be construed as providing participants any assurance of continued employment for any definite period of time, nor any assurance of current or future compensation. This Plan shall not, in any manner, limit the Bank’s right to terminate compensation and employment at its will, with or without cause. Participation in the Plan and the right to receive awards under the Plan shall not give a participant any proprietary interest in the Bank or any of its assets. Nothing contained in the Plan shall be construed as a guarantee that the assets of the Bank shall be sufficient to pay any benefits to any person. A participant shall for all purposes be a general creditor of the Bank. Each payment shall be from the general assets of the Bank. The Plan shall be construed in accordance with and governed by the State of Iowa except to the extent superseded by federal law. It is intended that the awarding, vesting and payment of any award will comply with Section 409A, so as not to subject any participant to the payment of any interest or tax penalty, provided, however, that neither the Bank, the HRC, the Board, or any directors, officers, employees, consultants or other agents shall be liable to a participant or otherwise responsible for any such interest and tax penalties. Neither the Bank nor the executive may accelerate a payment into a calendar year not specified in the Plan nor defer or postpone a payment into a year following the calendar year specified in the Plan, except as may be permitted by Section 409A. VI. DEFINITIONS As used in this document, the following definitions apply: (a) “Annual Award” is the portion of the Plan Award that can be earned during the Performance Period and paid in the calendar year following the Performance Period. (b) “BEP” shall mean the Federal Home Loan Bank of Des Moines Benefit Equalization Plan, as amended and restated from time to time. (c) “Deferral Period” is the three calendar year period after which the Deferred Award can be paid. The Deferral Period begins January 1 immediately following the Performance Period (January 1, 2023 – December 31, 2025). (d) “Deferred Award” is the portion of the Plan Award that can be earned during the Performance Period and paid in the calendar year following the Deferral Period subject to the applicable safety and soundness measures. (e) “Disability” shall mean that an executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12

Effective Date January 1, 2023 8 Executive Incentive Plan months, and which has rendered the executive incapable of performing his or her duties to the Bank, receiving benefits under a disability plan sponsored by the Bank, for a period of not less than three (3) months. (f) “Performance Period” is the one calendar year period during which a Plan Award can be earned (January 1 – December 31, 2023). (g) “Plan Award” is the award that can be earned during the Performance Period. (h) “Reduction in Force” is a decision by the Bank to reduce the number of Bank executives, which results in the involuntary termination of one or more Bank executives for reasons unrelated or not exclusively related to the performance of such employee or employees. (i) “Retirement” means an executive’s voluntary termination of his/her employment based on the attainment of at least age 55 and completion of at least 5 years of service with the Bank or as permitted under Section 409A of the Internal Revenue Code of 1986, as amended. With respect to a Plan participant who is eligible to receive a Deferred Award, the date of such executive’s retirement as well as other terms and conditions that provide for an orderly transition must be mutually agreed to by the executive and the Bank in order for the executive to meet the definition of Retirement as provided herein.

Exhibit 1 Excerpt from the “2023 Executive Incentive Plan Document” (Plan): Notwithstanding the formulaic computations of the Plan payouts based on incentive goal achievement levels, actual payouts under the Plan are subject to the HRC’s review and approval and are made at the HRC’s discretion subject to prior review and non-objection by the Federal Housing Finance Agency (“FHFA”) for the Bank’s Named Executive Officers (“NEOs”). The Board of Directors has the final decision on incentive awards. The Board may consider a variety of objective and subjective factors to decide on the appropriate payouts including but not limited to: (i) operational errors or omissions that result in material revisions to the financial results, information submitted to the FHFA or data used to determine incentive payouts; (ii) untimely submission of information to the Securities and Exchange Commission (“SEC”), Office of Finance (“OF”), or the FHFA; (iii) failure to make sufficient progress, as determined by the FHFA, in the timely remediation of examination, monitoring, and other supervisory findings and matters requiring attention; or (iv) failure to make sufficient progress in improving FHFA examination ratings. The HRCC shall consider the relevant facts and circumstances and reduce incentive awards commensurate with the materiality of the exception relative to the Bank’s financial and operational performance and financial reporting responsibilities. Bank-wide Goals and Weightings Description of Measure 2023 Threshold 2023 Target 2023 Maximum Improve Advance Penetration (20%) The penetration measures the dollar amount of advance usage relative to each member’s total assets in our district. The goal will be measured in comparison to the other Federal Home Loan Banks. 9th 7th 5th

Bank-wide Goals and Weightings Description of Measure 2023 Threshold 2023 Target 2023 Maximum Core Product Utilization (10%) Core Product Utilization measures utilization of core products by all Bank members, including all advances, Letters of Credit and MPF (including on and off balance sheet). 63% 66% 69% Reduce Operational Risk (30%) Achievement level is determined based on the number of the following goals that have been accomplished. For example, in order to achieve threshold, two of the seven following items need to be achieved:  Complete the LIBOR Transition Program  Implement Advances system  Implement Derivative Phase 2  Implement Member Services Modernization  Reduce the net overall number of significant EUCs by 15%  Automate the number of manual or semi- automated controls by 5%  Reduce the total number of manual journal entries by 10% 2 4 6

Bank-wide Goals and Weightings Description of Measure 2023 Threshold 2023 Target 2023 Maximum Spread Between Adjusted Return on Capital Stock and Overnight SOFR While Maintaining Market Value Sensitivity within Limits (30%) The spread between overnight SOFR and Adjusted Return on Capital Stock (AROCS) for 2023. 5.05% 6.05% 7.05%

Bank-wide Goals and Weightings Description of Measure 2023 Threshold 2023 Target 2023 Maximum Diversity, Equity and Inclusion (10%) Achievement level is determined based on the number of the following goals that have been accomplished. For example, in order to achieve threshold, two of the five following items need to be achieved:  Maintain or grow diverse (ethnicity) employee representation > 2022 year-end percentage (YTD)  Maintain or grow female employee representation > 2022 year-end percentage (YTD)  Achieve discretionary debt activity with MWDOB dealers of > 6.5% (YTD)  Achieve diverse spend percentage > the average of the 2020, 2021 and 2022 calendar year-end total spend percentage with diverse suppliers (YTD)  Achieve utilization of diverse supplier percentage > the average of the 2020, 2021 and 2022 calendar year-end total percentage utilization of diverse suppliers (YTD) 2 3 5

Effective Date January 1, 2023 Exhibit 2 Deferred Award Payout Determination The Deferred Award earned in 2023 will be paid in 2027. The actual amount of the award paid in 2027 will be based on the Bank’s sustained achievement of 2023 safety and soundess measures as follows:  No operational errors or omissions that result in material revisions to the financial results, information submitted to the FHFA or data used to determine incentive payouts;  No submission of information to the Securities and Exchange Commission (SEC), Office of Finance (OF), or the FHFA is significantly past due;  Sufficient progress, as determined by the FHFA, in the timely remediation of examination, monitoring, and other supervisory findings and matters requiring attention;  The Bank has sufficient capital to pay dividends and repurchase member stock The HRC shall consider the relevant facts and circumstances and reduce incentive awards commensurate with the materiality of the exception relative to the Bank’s financial and operational performance and financial reporting responsibilities. The eligible Deferred Awards will be paid in 2027 based on a four percent interest rate that is credited annually.